Exhibit 16.1
MORGENSTERN,SVOBODA & BAER, CPA's,
CERTIFIED PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
FAX: (212) 226-9134
E-MAIL: MSBCPAS@gmail.COM

                                  April 6, 2009

Averox Inc.
Suite No. 7 Ground Floor
Evacuee Trust Comples
Agha Khan Rd. F5/1
Islamabad, Pakistan

Effective April 6, 2009, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

We look forward to helping you make a smooth transition with your new accountants.

Very truly yours,


/s/MORGENSTERN,SVOBODA & BAER, CPA's,

David Svoboda